Exhibit 10.2

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS SECURITY IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND TO CERTAIN SET OFF RIGHTS AS SET FORTH HEREIN. THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE (INCLUDING IN RIGHT AND TIME OF PAYMENT) TO SENIOR DEBT (AS DEFINED HEREIN) ON THE TERMS SET FORTH IN SECTION 8 HEREOF.

THE BRICKMAN GROUP, LTD.

8.00% JUNIOR SUBORDINATED CONVERTIBLE NOTE

US $5,000,000	October 31, 2006

For value received and intending to be legally bound, THE BRICKMAN GROUP, LTD., a Delaware corporation (the “Company”), hereby promises to pay to the order of Groundmasters, Inc., an Ohio corporation (the “Holder”), the principal sum of Five Million Dollars ($5,000,000), and to pay interest on the principal amount of this Note at the rate of eight percent (8.00%) per annum, such principal and interest to be payable at the times and in the manner hereinafter set forth.

This Note is issued pursuant to an Asset Purchase Agreement, dated as of the date hereof (as may be amended and modified from time to time, the “Asset Purchase Agreement”), by and among the Company, Brickman Bengals, LLC, a Delaware limited liability company, the Holder, Groundmasters, LLC, an Ohio limited liability company (the “GM Subsidiary”) and Stockholder. Payment of this Note is subject to the terms and conditions of the Asset Purchase Agreement, the terms of which are incorporated herein by reference as if fully set forth at length herein.

1. Interest. This Note shall bear interest on the unpaid principal amount at a rate per annum equal to eight percent (8.00%). Interest shall cease to accrue on the Conversion Notice Date. Accrued but unpaid interest hereon shall be payable in arrears on the Maturity Date or, if applicable, as provided in Section 4 or Section 7.3.

2. Method of Payment. The Company shall pay interest and principal on this Note to Holder by a wire transfer of immediately available funds to the account or accounts specified by the Holder in writing provided to the Company at least two (2) Business Days before any payment date.

The Company shall pay all principal and interest payments required to be paid in cash in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

If the date of an interest or principal payment is not a Business Day, payment may be made at that place on the next succeeding Business Day, and no interest on the amount payable shall accrue for the intervening period. Interest under this Note shall be calculated on the basis of a 365-day year and actual days elapsed from and including the date of issuance until and including the date immediately preceding the date of any payment.

3. Repayment. Subject to Sections 4, 7 and 8 hereof, the principal on this Note together with accrued but unpaid interest hereon shall be due and payable and shall be repaid in full on the last day of the Conversion Period (such date being the “Maturity Date”).

4. Prepayment. In connection with a Change of Control or Recapitalization, the Company may voluntarily prepay the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon, without the payment of any premium or penalty provided that the Note may not be prepaid sooner than 9:00 a.m. New York City time, on the eighth Business Day after written notice of intention to prepay is given to the Holder (“Prepayment Notice”). If in connection with such prepayment Holder elects to exercise the Conversion Right in accordance with Section 7 hereof, only the accrued and unpaid interest on this Note as of the Conversion Notice Date shall be paid to Holder, and the unpaid principal balance of this Note shall be deemed repaid in full upon the consummation of a conversion pursuant to Section 7.

5. Offset. Holder and Stockholder have made certain representations, warranties, covenants and indemnities set forth in the Asset Purchase Agreement. Holder agrees that in addition to any other remedy that the Company may have available at law or equity, subject to and in accordance with the terms of the Asset Purchase Agreement, the Company may offset any Losses (as defined in the Asset Purchase Agreement) against any amounts due or outstanding under this Note (whether this Note is held by the Holder or any other Person) if such Losses are determined to be due to Buyer or the Company by a final non-appealable order of a court of competent jurisdiction. In such event, any unpaid principal balance of this Note and any accrued but unpaid interest thereon shall be deemed to be paid up to the full amount of any such Losses for all purposes of this Note, including without limitation for purposes of determining the amount of Brickman Equity issuable upon exercise of the Conversion Right.

6. Transfer.

6.1. Restrictions on Transfer. The Holder of this Note may not sell, assign or transfer this Note or any portion hereof; provided however, that the Holder of this Note may sell, transfer or assign this Note or any portion hereof at any time to (a) Stockholder or to any trust for the benefit of Stockholder or (b) any spouse or descendant (natural or adopted) of Stockholder or any trust for the benefit of any spouse or descendant of Stockholder; provided in each case the proposed transferee agrees with the Company in writing to be bound by this Note as if the original Holder hereof. Any purported transfer or assignment in violation of this Section 6 shall be without force or effect and void ab initio.

6.2. Transfer Procedures. When this Note is presented to the Company with a request to transfer all or any portion thereof and such transfer is permitted by Section 6.1 hereof, or if a Holder wishes to exchange this Note for an equal principal amount of Notes of other denominations, the Company shall make the transfer or exchange as requested, and issue replacement Notes of the same tenor as this Note to the appropriate parties; provided, however, that if this Note is presented or surrendered for transfer or exchange it shall be duly endorsed or be accompanied by a written instrument of transfer duly executed by the Holder or his attorney duly authorized in writing.

7. Conversion Right. This Note shall be convertible into Brickman Equity on the terms and conditions set forth in this Section 7.

7.1. Conversion Right. During (but not after the expiration of) the Conversion Period, Holder shall have the right to convert all (but not less than all) of the outstanding principal amount of this Note (as it may be reduced from time to time in accordance with Section 5) (the “Conversion Amount”) into Brickman Equity at the Conversion Price (such right being the “Conversion Right”), provided, however, that Holder shall not be entitled to exercise such Conversion Right unless Holder executes and delivers any shareholder agreements then in effect or to be executed in connection with the Change of Control or Recapitalization applicable to management investors holding equity of the Issuer so long as such shareholder agreements have been provided to the Holder prior to the end of the Conversion Period.

7.2. Conversion Rate. The Brickman Equity issuable upon conversion of any Conversion Amount pursuant to Section 7.1 shall be determined by dividing (x) by (y) where (x) is the Conversion Amount and (y) is the Conversion Price.

7.3. Mechanics of Conversion. Subject to the terms and conditions hereof, the Holder shall effect the conversion of this Note as set forth above by the surrender to the Company or its successor, during (but not after the expiration of) the Conversion Period of this Note, duly endorsed for transfer to the Company, and written notice of its election to exercise the Conversion Right substantially in the form of Exhibit A hereto (the date on which the Company receives such Note and written notice as herein provided, being the “Conversion Notice Date”). If Holder elects to exercise the Conversion Right in accordance with this Section 7, the outstanding principal balance of this Note shall be deemed repaid in full as of the Conversion Notice Date and the Company shall pay the accrued and unpaid interest on this Note as of the Conversion Notice Date to Holder in cash within ten (10) Business Days after the Conversion Notice Date.

7.4. Holder Status. The Holder shall not be entitled to any rights as an equity holder of the Company or the Issuer, unless and until the Conversion Right is exercised in accordance with this Section 7 and then only in accordance with this Section 7.

7.5. Issuance of Brickman Equity. The Brickman Equity to be issued upon the conversion of this Note shall be validly issued, fully paid and non assessable and free of any security interest or other adverse claims or encumbrances and free of claims of pre emptive rights. Holdings shall pay all issuance taxes and similar governmental charges that may be imposed in respect of the issue or delivery thereof.

7.6. No Impairment. Holdings will not, by amendment or restatement of its certificate of incorporation or by-laws or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holder.

7.7. Reservation of Securities. Holdings shall at all times reserve and keep available for issue upon the conversion of this Note such number of its authorized but unissued securities constituting the Brickman Equity as will be sufficient to permit the conversion in full of this Note.

8. Subordination.

8.1. Subordination. The Company, for itself and its successors, and the Holder, by its acceptance thereof, agrees that this Note is and shall be subordinated in right of payment, to the extent and in the manner provided in this Section 8, to the prior payment in full of all obligations pursuant to Senior Debt. For the purposes of this Note, Senior Debt shall not be deemed to have been paid in full until the holders or owners of the Senior Debt shall have indefeasibly received payment of all obligations arising with respect to such Senior Debt in cash. This Section 8 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

8.2. Dissolution; Liquidation; Bankruptcy. Upon any payment or distribution of all or any of the assets or securities of the Company of any kind or character upon any dissolution, winding up, liquidation, reorganization, arrangement, adjustment, protection, relief or other similar case or proceeding under any federal or state bankruptcy or similar law (whether voluntary or involuntary, in bankruptcy, insolvency, receivership, arrangement, reorganization or relief proceedings or upon any assignment for the benefit of creditors or any marshaling of the assets and liabilities of the Company or otherwise) (the foregoing being a “Reorganization”):

(a) all Senior Debt shall first be entitled to be paid in full in cash or cash equivalents before the Holder is entitled to receive any payment on account of this Note; and

(b) any payment or distribution in respect of this Note to which the Holder would be entitled except for the provisions of this Section 8, shall be paid by the Company, the liquidating trustee or agent or other person making such payment or distribution directly to the holders of the Senior Debt or their representative or to the trustee under any indenture or other agreement (if any) pursuant to which Senior Debt may have been issued (in any event, in order of priority from highest to lowest), as the case may be, for application (in the case of cash, or as collateral in the case of non-cash property or securities) for, the payment or prepayment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution (in the case of cash) to the holders of such Senior Debt.

8.3. Specific Powers in Reorganization. In any proceedings with respect to any Reorganization, the Holder irrevocably authorizes the Representative or if there is more than one Representative, the Representative of the Senior Debt with the highest priority:

(a) to prove (by filing proofs of claim or otherwise) and enforce, demand, sue for, collect on and receive payment in respect of any claims on this Note owed by the Company to the Holder either in the name of the Representative or in the name of the Holder as the attorney-in-fact of the Holder;

(b) to vote (which vote Holder shall not be entitled to change or withdraw) claims arising from this Note and to accept or reject on behalf of the Holder any plan proposed in connection with any such Reorganization;

(c) to accept and execute receipts for any payment or distribution made with respect to this Note and to apply such payment or distribution to the payment of this Note; and

(d) to take any action and to execute any instruments necessary to effectuate the foregoing, either in the name of the Representative or in the name of the Holder as the attorney-in-fact of the Holder.

No holder of Senior Debt shall be required to take any action described in clauses (a) through (d) above, provided the applicable authorized holder of Senior Debt may do so at its election.

8.4. Default.

(a) In the event that any Senior Debt Payment Default shall have occurred and be continuing, unless and until such Senior Debt Payment Default shall have been cured or waived in writing, then no payment shall be made by or on behalf of the Company for or on account of this Note, and the Holder shall not take or receive from the Company, directly or indirectly, in cash or other property, payment for all or any of this Note (except the Holder may receive any Indebtedness which is subordinated to at least the same extent as this Note is to (x) Senior Debt and (y) any securities issued in exchange for Senior Debt).

(b) In addition, upon the occurrence of a Senior Debt Non-Payment Default, no payment shall be made by or on behalf of the Company for or on account of this Note, and the Holder shall not take or receive from the Company, directly or indirectly, in cash or other property, payment of all or any of this Note (except the Holder may receive any Indebtedness which is subordinated to at least the same extent as this Note is to (x) Senior Debt and (y) any securities issued in exchange for Senior Debt) during the period (the “Payment Blockage Period”) commencing on the date of receipt by the Company of a written notice from the Representative of Specified Senior Debt of such Senior Debt Non-Payment Default and extending unless and until the earliest of (a) such Payment Blockage Period shall have been terminated by written notice to the Company or the Holder from the Representative of the Specified Senior Debt, (b) such Senior Debt Non-Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Specified Senior Debt shall have been paid in full in cash or cash equivalents and all commitments to lend in respect thereof shall have been terminated or (c) more than 179 days shall have elapsed since the receipt of such written notice by the Company from the Representative regarding such Senior Debt Non-Payment Default, after which, in the case of clauses (a), (b) and (c), the Company shall resume payments and distributions in respect of this Note, including any missed payments. Notwithstanding any other provision of this Note, in no event shall a Payment Blockage Period commenced in accordance with the provisions of this Note described in this paragraph extend beyond 179 days from the date of receipt by the Company of the notice referred to above (the “Initial Blockage Period”). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period, provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 190 days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of this Note, no Senior Debt Non-Payment Default which existed or was continuing on the date of commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such Senior Debt Non-Payment Default shall have been cured or waived for a period of not less than 180 consecutive days.

(c) Payments Held in Trust. If, notwithstanding the foregoing provisions of this Section 8, any payment or distribution of the assets of the Company or any of its present or future Subsidiaries of any kind or character shall be received, by way of set-off or otherwise, by the Holder at a time when such payment or distribution is prohibited by this Section 8, and before all Senior Debt is paid in full, such payment or distribution and the amount of any such set-off shall be held in trust by the Holder and promptly paid over to the Representative (who shall have the right to convert any such assets into cash) for application to the payment of Senior Debt until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of Senior Debt.

(d) Notice of Senior Debt Defaults to Holder. The Company shall advise the Holder in writing of the occurrence of any Senior Debt Payment Default or Senior Debt Non-Payment Default within seven (7) Business Days of the Company’s actual knowledge of the occurrence thereof.

(e) In addition to the limitations set forth in Sections 8.4(a) and 8.4(b) above, no payment shall be made by or on behalf of the Company for or on account of this Note, and the Holder shall not take or receive from the Company, directly or indirectly, in cash or other property (other than Brickman Equity issued upon Conversion of this Note), payment of all or any of this Note, if, after giving effect to such payment and the borrowing of any Indebtedness on the date thereof, either (i) the Company shall fail to be in compliance with the financial covenants set forth in the agreements governing Specified Senior Debt calculated for the most recently ended fiscal quarter or a pro forma basis after giving effect to such payment and any such borrowing of Indebtedness or (ii) the Maximum Revolving Loan Balance (as defined in the Credit Agreement) does not exceed the outstanding principal balance of Revolving Loans (as defined in the Credit Agreement) by $5,000,000 or more. The Company shall certify to the Representative in writing compliance with the foregoing prior to making payment on account of this Note.

8.5. Restrictions on Acceleration. No Holder may without the prior written consent of the Representative and the representative of the holders of any Specified Senior Debt, (a) accelerate the maturity of, or institute proceedings to enforce against the Company, this Note notwithstanding any term or provision to the contrary contained herein or in any agreement or instrument relating hereto (provided that the Holder shall not be prohibited from instituting proceedings seeking equitable relief from a breach by the Company of Section 7 hereof) or (b) commence or join with any other creditor or creditors of the Company in commencing any proceeding against the Company seeking to effect a Reorganization of the Company unless and until (i) the expiration of 180 days from the date the Holder provides notice to each such Representative that a default has occurred under this Note and that the Holder desires to take action against the Company as a consequence thereof, unless such default giving rise thereto, has been earlier cured or waived, (ii) the acceleration by the Representative or any holder of any Specified Senior Debt, (iii) the commencement of any foreclosure action available to the holders of Specified Senior Debt against all or a material portion of the assets of the Company, (iv) the payment in full, in cash or cash equivalents, of all Senior Debt and the termination of all commitments to extend credit pursuant to the Credit Agreement or (v) the occurrence of any event set forth in Section 9.1(e) or (f).

8.6. Holder to be Subrogated to Rights of Holders of Senior Debt. Upon payment in full in cash or cash equivalents of all obligations arising with respect to Senior Debt and the termination of all commitments to extend credit pursuant to the Credit Agreement, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt until this Note shall be paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Senior Debt by or on behalf of the Company or by or on behalf of the Holder by virtue of this Section 8 which otherwise would have been made to the Holder shall, as among the Company, its creditors other than the holders of Senior Debt and the Holder, be deemed to be payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section 8 are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of Senior Debt, on the other hand.

If any payment or distribution to which the Holder would otherwise have been entitled but for the provisions of this Section 8 shall have been applied, pursuant to the provisions of this Section 8, to the payment of all amounts payable under the Senior Debt, then and in such case, the Holder shall be entitled to receive from the holders of such Senior Debt at the time outstanding any payments or distributions received by such holders of Senior Debt in excess of the amount sufficient to pay holders of Senior Debt all amounts payable under or in respect of the Senior Debt in full in cash.

8.7. Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt. The Company agrees that it will not make any payment under this Note, or take any other action, in contravention of the provisions of this Section 8, and no right of any present or future holders of any Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of Senior Debt may extend, increase, renew, modify, amend or restructure the terms of the Senior Debt or any instrument or agreement evidencing or governing the same or any security therefor and release, sell or exchange any security therefor and otherwise deal freely with the Company, all without affecting the subordination provisions hereof or the liabilities and obligations of the Holder and in all events without the consent of Holder. No provision in any amendment, supplemental agreement or other agreement, document or instrument entered into in connection with this Note which adversely affects the superior position of the holders of the Senior Debt shall be effective unless the consent of such holders for such action, shall have been obtained. In addition, this Note shall not be amended or modified in any manner prohibited by the terms of the Credit Agreement or Indenture.

8.8. Obligations of Company Unconditional. Nothing contained in this Section 8 is intended to or shall impair, as between the Company and the Holder, the obligations of the Company, which are absolute and unconditional, to pay to the Holder the principal of, premium, if any, on and interest on this Note as and when the same shall become due and payable in accordance with its terms or is intended to or shall affect the relative rights of the Holder and creditors of the Company other than the holders of the Senior Debt, and, except as provided in Section 8.5, nothing contained herein shall prevent the Holder from exercising all remedies otherwise permitted by applicable law upon an Event of Default, subject to the rights, if any, under this Section 8 of the holders of such Senior Debt in respect of cash, property, security or securities of the Company received upon the exercise of any such remedy. The failure to make a payment on account of principal of, premium, if any on or interest on this Note by reason of any provision of this Section 8 shall not be construed as preventing the occurrence of an Event of Default under Section 9.

Upon any payment or distribution of assets of the Company referred to in this Section 8, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the Representative or of the liquidating trustee or agent or other person making any distribution to the Holder for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8.

8.9. No Contest. Holder covenants and agrees that it will not at any time, contest the validity, perfection, priority or enforceability of the subordination provisions hereof, the Senior Debt, any agreements, documents or instruments governing the Senior Debt or the security interest or liens securing the Senior Debt. Holder agrees that the Indebtedness evidenced hereby is unsecured and that Holder shall not take any liens or security interests in any assets or property of Holdings or any of its subsidiaries or otherwise to secure the Indebtedness evidenced by this Note.

8.10. Effectiveness. The Senior Debt shall continue to be treated as Senior Debt and the provisions hereof shall continue to govern the relative rights and priorities of the holders of the Senior Debt and the Holder even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided or disallowed in connection with any Reorganization or otherwise, and the provisions hereof shall be reinstated if at any time any payment of the Senior Debt is rescinded or must otherwise be returned by any Holder of the Senior Debt or any agent, designee or nominee of such holder.

9. Events of Default; Remedies.

9.1. Events of Default. If any one or more of the following events (“Events of Default”) shall occur (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) if default shall be made in the due and punctual payment of all or any part of the principal of this Note when and as the same shall become due and payable in accordance with the terms hereof, whether at the stated maturity thereof, upon acceleration or redemption, by notice of or demand for prepayment, or otherwise;

(b) if default shall be made in the due and punctual payment of any interest on or any other amounts due under this Note when and as such interest or amounts shall become due and payable and such default shall have continued for a period of five (5) Business Days;

(c) if default shall be made in the performance or observance of any covenant, agreement or condition contained in this Note and such default shall have continued for a period of thirty (30) days after the earlier to occur of (i) the Company’s Chief Executive Officer obtaining actual knowledge of such default or (ii) the Company’s receipt of written notice of such default from the Holder hereof;

(d) if Indebtedness of the Company or any of its Subsidiaries is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million at the time;

(e) if the Company shall make a general assignment for the benefit of creditors, or generally shall not pay their debts as they become due, or shall admit in writing their inability to pay their debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for themselves any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against either of them in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver, liquidator or fiscal agent for either of them or for all or any substantial part of its properties, or shall (or its directors or stockholders shall) take any action looking to their dissolution or liquidation;

(f) if, within sixty (60) days after the commencement of an action against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, custodian, receiver, liquidator or fiscal agent for the Company or for all or any substantial part of their respective properties, such appointment shall not have been vacated;

then, in the case of an Event of Default and at the option of the Holder, (or in the event that this Note has been transferred in part or is exchanged for more than one Note pursuant to the terms of Section 6.1, then by holders of a majority of the principal amount of Notes then outstanding) exercised by written notice to the Company, and subject to the limitations set forth in Section 8.5, the unpaid principal of this Note shall forthwith become due and payable, together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to the Holder the entire unpaid principal of and interest accrued on this Note, provided, further, that in the case of an Event of Default of the character described in subparagraphs (e) and (f) of this Section 9, the unpaid principal of this Note shall forthwith become due and payable, together with interest accrued thereon (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to the Holder the entire unpaid principal of and interest accrued on this Note. The Company shall provide Holder with written notice of the occurrence of any of the Events of Default set forth in Section 9.1(d), (e) and (f) within seven (7) Business Days of the Company becoming aware of such Events of Default.

9.2. Remedies Cumulative. No remedy conferred in this Note upon the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.

9.3. Remedies Not Waived. No course of dealing between the Company and the Holder and no delay by the Holder in exercising any rights hereunder shall operate as a waiver of any rights of Holder.

9.4. Application of Payments. In case any one or more of the Events of Default shall have occurred and be continuing, all amounts to be applied to the prepayment or payment of this Note, shall be applied, after the payment of all related costs and expenses incurred by the Holder (including, without limitation, reasonable compensation to any and all trustees, liquidators, receivers or similar officials and reasonable fees, expenses and disbursements of counsel) in such order of priority as is determined by the Holder.

10. Expenses; Indemnity. From and during the continuance of an Event of Default, the Company will pay or cause to be paid (or reimbursed, as the case may be) and will defend, indemnify and hold the Holder harmless (on an after tax basis) in respect of all costs, losses, expenses (including, without limitation, the reasonable fees, costs, expenses and disbursements of counsel) and damages (collectively, “Indemnified Costs”) incurred by or asserted against Holder in connection with the performance and/or enforcement of this Note (including, without limitation, so-called work-outs and/or restructurings).

11. Governing Law; Waiver of Jury Trial. This Note, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST THAT PARTY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

12. Defined Terms. The following terms have the following meanings:

12.1. “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

12.2. “Brickman Equity” means (i) if the conversion occurs prior to the consummation of a Change of Control or Recapitalization, shares of Class A Common Stock of Holdings or (ii) if the conversion occurs upon or following a Change of Control or Recapitalization, the same class of equity securities of the Issuer received by Scott W. Brickman in exchange for his vested shares of Class A Common Stock of Holdings in the Change of Control or Recapitalization. With respect to clause (ii), if more than one class of equity securities are acquired in such Change of Control or Recapitalization transaction, Brickman Equity shall mean a unit of such securities in the same proportion among such classes as received by Scott W. Brickman in such transaction. For example, if in connection with a Change of Control, Scott W. Brickman exchanges 2,500 vested shares of Class A Common Stock of Holdings for 1,000 shares of common stock of the Issuer and 2,000 shares of preferred stock of the Issuer, then Brickman Equity would be a unit comprised of one share of common stock of the Issuer and two shares of preferred stock of the Issuer.

12.3. “Brickman Family Group” shall mean any of (i) The Brickman Foundation, Theodore W. Brickman, Jr., Sally B. Brickman, Steven G. Brickman, Scott W. Brickman, Julie B. Carr and Susan B. McGrath, (ii) any Affiliate of any of the foregoing, (iii) any spouse, descendant (whether natural or adopted), heir, executor, administrator, testamentary trustee or legatee of any of the foregoing and (iv) any trust, the beneficiaries of which, or any corporation, limited liability company, or partnership, the stockholders or members or general and limited partners of which, include only the foregoing individuals and/or such individuals’ spouses or descendants.

12.4. “Business Day” means any day that is not a Saturday or a Sunday or a banking holiday in either Cincinnati, Ohio or Gaithersburg, Maryland.

12.5. “Capital Stock” means with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests, or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable for any of the foregoing.

12.6. “Change of Control” shall mean the occurrence of one or more of the following events: (a) any “person” (as such term is used in Section 3(a)(9) and 13(d)(3) of the Exchange Act ), together with its affiliates and associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), other than the Brickman Family Group, becomes the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the total voting power (including shares of capital stock which are non-voting but which are convertible into voting capital stock by their terms subject only to applicable law), value or economic interest of the common stock (or equivalent units) of Holdings or its successor or (b) any person, together with its affiliates and associates, other than the Brickman Family Group, has the power, by contract or otherwise, to elect or to designate for election a majority of the board of directors or other governing body of Holdings or (c) a sale or transfer (including by operation of law, such as in a merger) by Holdings or any of its Subsidiaries of all or substantially all of the consolidated assets of Holdings and its Subsidiaries to an entity not an Affiliate of Holdings or the Brickman Family Group prior to such sale or transfer.

12.7. “Conversion Period” means the period beginning the earlier of (x) 9 months following the date hereof and (y) the Conversion Trigger Event, and ending 5:00 p.m., New York City Time, on the 90th day thereafter. The Conversion Period shall also mean the period beginning on the date a Prepayment Notice is given to Holder and ending at 5:00 p.m. New York City time on the seventh Business Day after such date.

12.8. “Conversion Price” (i) if before a Conversion Trigger Event, shall be equal to (A) if a definitive agreement for a Change of Control or Recapitalization has been entered into but has not yet closed, the estimated per share cash consideration to be received by the Brickman Family Group who are Class A Common Stock shareholders in such transaction or (B) in all other cases, the fair market value per share of Class A Common Stock of Holdings or its successor as of the end of the fiscal quarter immediately preceding the date of conversion, as determined in good faith by Holdings’ or its successor’s Board of Directors without application of minority or liquidity discounts or (ii) if after a Conversion Trigger Event, shall be equal to the price effectively paid for the equity securities of the Issuer acquired by Scott W. Brickman in exchange for his vested shares of Class A Common Stock of Holdings based on the value ascribed to his equity securities transferred in such exchange. For example, with respect to clause (ii), if Scott W. Brickman exchanges 2,500 vested shares of Class A Common Stock of Holdings (valued at $10M in the Change of Control transaction) for 1,000 shares of common stock of the Issuer and 2,000 shares of preferred stock of the Issuer and the Conversion Amount is $5M, then (x) Brickman Equity would be a unit comprised of one share of common stock of the Issuer and two shares of preferred stock of the Issuer (y) the Conversion Price would be $10,000 per unit and (z) Holder would be entitled to received 500 shares of common stock of the Issuer and 1,000 shares of preferred stock of the Issuer upon exercise of its Conversion Right.

12.9. “Conversion Trigger Event” means the first date on which a Change of Control or Recapitalization is consummated; provided that in connection with such Change of Control, Scott W. Brickman exchanges vested shares of Class A Common Stock of Holdings for one or more classes of equity securities of the Issuer.

12.10. “Credit Agreement” means the Credit Agreement dated as of December 20, 2002 by and among the Company, Antares Capital Corporation, as Agent, and the other lenders and agents party thereto, as it may be amended, modified or supplemented from time to time, and such agreement or any credit agreement or agreements evidencing any extension, renewal, replacement, refunding or refinancing thereof, in whole or in part (including, without limitation, inclusion of additional borrowers thereunder and increase in availability thereunder or extension of maturity thereof).

12.11. “Event of Default” shall have the meaning ascribed to it in Section 9 hereof.

12.12. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

12.13. “Holdings” means Brickman Group Holdings, Inc., a Delaware corporation and any successor thereto.

12.14. “Indebtedness” means all obligations or liabilities of the Company (or other specified Person), without duplication, in respect of:

(a) borrowed money;

(b) indebtedness evidenced by notes, bonds, debentures or similar instruments;

(c) capitalized lease obligations;

(d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable in the ordinary course of business);

(e) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other Indebtedness supported or guaranteed thereby); and

(f) all guarantees of Indebtedness of others of the type in items (a) through (e) referred to above.

12.15. “Issuer” means Holdings or its successor, unless a new holding company is formed to acquire Holdings in connection with a Change of Control, then such new holding company.

12.16. “Note” or any reference thereto shall mean and be deemed to refer to this Note.

12.17. “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

12.18. “Recapitalization” shall mean a transaction or a series of related transactions pursuant to which Holdings receives additional debt and/or equity financing and all or a portion of such financing is used to make distributions of more than $100 million to or on account of the holders of the equity securities of Holdings (other than, in any case, a transaction to finance a distribution to repurchase shares of the Holdings’ Capital Stock from a former employee or consultant of the Company (or Subsidiary of the Holdings) upon termination of such employee’s employment).

12.19. “Representative” means initially Antares Capital Corporation or any successor agent, trustee or representative (if any) under the Credit Agreement for so long as the Credit Agreement shall remain outstanding and thereafter any trustee, agent or representative (if any) with respect to any issue of Senior Debt.

12.20. “Senior Debt” means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expenses, reimbursement obligations, indemnities, and other amounts owing pursuant to the terms of all agreements, documents and instruments providing for, creating, securing, or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Company owed to lenders or agents under the Credit Agreement (and, in any event, without limiting the generality of the foregoing, it is agreed to and understood that all “Obligations” as defined in the Credit Agreement shall at all times constitute Senior Debt), (b) all Indebtedness of the Company owed under the Senior Subordinated Notes or Indenture, (c) all other Indebtedness of the Company which does not expressly provide that it is to rank pari passu with or subordinate to this Note and (d) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Debt described above. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) Indebtedness of the Company to any of its Subsidiaries, any such Indebtedness to be junior to the Indebtedness represented by this Note, (b) Indebtedness represented by this Note, (c) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is pari passu with, junior or subordinate in right of payment to this Note, (d) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business and (e) any Indebtedness of the Company to any Person incurred after the date of this Note as consideration for the acquisition from such Person of a business, whether by asset purchase, stock purchase or merger, which Indebtedness shall be junior to the Indebtedness represented by this Note.

12.21. “Senior Debt Non-Payment Default” means any default or event of default (other than a Senior Debt Payment Default) under any agreement or instrument relating to

Specified Senior Debt. For the purposes of the immediately preceding sentence, an “event of default” shall exist when as a result thereof the holders of the Specified Senior Debt are then permitted to cause such Specified Senior Debt to become due prior to its scheduled maturity.

12.22. “Senior Debt Payment Default” means any default in the payment of principal of, premium, if any, on or interest on, or other amounts payable on, or in connection with, the Senior Debt, irrespective of whether such default in payment results from a failure to pay any amount when originally scheduled to be paid or upon acceleration or otherwise.

12.23. “Senior Subordinated Notes” means the 11 3/4% Senior Subordinated Notes due 2009, Series A or Series B, of the Company issued pursuant to the Indenture,dated December 20, 2002, by the Company as Issuer, any Guarantors referred to therein and the Trustee named therein, as amended from time to time (the “Indenture”).

12.24. “Specified Senior Debt” means (a) any Senior Debt under the Credit Agreement, the Senior Subordinated Notes or the Indenture or (b) any Senior Debt which at the time of determination exceeds $5.0 million in aggregate principal amount and is specifically designated in the instrument evidencing such Senior Debt as “Specified Senior Debt.”

12.25. “Stockholder” shall mean Michael G. Rorie.

12.26. “Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of the shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers, or trustees thereof is at the time owned or controlled directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

13. General Provisions.

13.1. This Note and the Asset Purchase Agreement embodies the entire agreement and understanding by the Holder and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

13.2. Each covenant contained herein shall be construed (absent an express provision to the contrary) as being independent of each other covenant contained herein and therein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

13.3. If any provision in this Note refers to any action taken or to be taken by a person, or which such person is prohibited from taking, such provision shall be applicable, whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

13.4. If any of the terms or provisions of this Note shall be deemed unenforceable, the enforceability of the remaining terms and provisions shall not be affected.

13.5. All notices and other communications provided for herein shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally; (b) on the date of transmission if sent via facsimile transmission to the facsimile number given below, and the telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the date after delivery to a reputable nationally recognized overnight courier service or (d) three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by a like notice):

(i)	if to the Company, to:

The Brickman Group, Ltd.

Legal Department

Attention: General Counsel

18227 Flower Hill Way, Suite D

Gaithersburg, Maryland 20879

Fax: (240) 683-2030

with copies to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Carmen J. Romano, Esq.

Fax: (215) 994-2222

(ii)	if to Holder, to:

Midwest Grounds Resource, Inc..

11799 Grandstone

Cincinnati, Ohio 45249

Attn: Mr. Michael G. Rorie

and

Midwest Grounds Resource, Inc.

c/o Brickman Bengals, LLC

131 Commerce Blvd.

Cincinnati, Ohio 45140

Attn: Mr. Michael G. Rorie

Fax: (513) 774-7459

with a copy to:

Graydon Head & Ritchey LLP

1900 Fifth Third Center

511 Walnut Street

P.O. Box 6464

Cincinnati, OH 45202

Attention: John Kropp

Fax: (513) 651-3836

Such addresses may be changed, from time to time, by means of a notice given in the manner provided for in this Section 13.5; provided that no such notice shall be effective until it is received by the other parties hereto.

13.6. The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

13.7. This Note shall inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Holder.

13.8. Any term of this Note may, with the consent of the Company, be amended, or compliance therewith may be waived, in writing only, by the Holder, (or in the event that this Note has been transferred in part or is exchanged for more than one Note pursuant to the terms of Section 6.1, then by holders of a majority of the principal amount of Notes then outstanding) provided that no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon and provided further, that without the consent of each holder of any Note affected, an amendment under this Section may not:

(a) reduce the percentage of Notes whose holders must consent to an amendment or waiver;

(b) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(c) reduce the principal of or change the fixed maturity of any Note;

(d) make any Note payable in money other than that stated in this Note; or

(e) make any change in this sentence of this Section 13.8.

[Signatures on following page]

IN WITNESS WHEREOF, the Company and Holder have executed this Note on the date first above written.

THE BRICKMAN GROUP, LTD.

By:	/s/ Mark A. Hielle
Name:	Mark A. Hielle
Title:	Executive Vice President

HOLDER

GROUNDMASTERS, INC.

By:	/s/ Michael G. Rorie
Name:	Michael G. Rorie
Title:	President

Holdings is signing only with respect to its obligations to issue stock upon conversion of the Note in accordance with the terms set forth in Section 7 hereof and in the related definitions.

BRICKMAN GROUP HOLDINGS, INC.

By:	/s/ Mark A. Hielle
Name:	Mark A. Hielle
Title:	Executive Vice President

Exhibit A

Form of Conversion Notice

                         ,

The Brickman Group, Ltd.

Legal Department

Attention: General Counsel

18227 Flower Hill Way, Suite D

Gaithersburg, Maryland 20879

To Whom It May Concern:

Pursuant to Section 7 of the 8.00% Junior Subordinated Convertible Note dated as of October 31, 2006 (the “Note”) by and among Midwest Grounds Resource, Inc. (f/k/a Groundmasters, Inc.) (the “Company”), Brickman Group Holdings, Inc. and you, the Company hereby notifies you of its election to exercise the Conversion Right on the terms and conditions set forth in the Note.

Very truly yours,

MIDWEST GROUNDS RESOURCE, INC. (f/k/a GROUNDMASTERS, INC.)

By:
Name:
Title: